UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 17, 2023

TRANSOCEAN LTD.

(Exact name of Registrant as specified in its charter)

Switzerland	001-38373	98-0599916
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

Turmstrasse 30
Steinhausen, Switzerland	CH-6312

(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (41) 749-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act
Title of each class	Trading Symbol	Name of each exchange on which registered:
Shares, CHF 0.10 par value	RIG	New York Stock Exchange
0.50% Exchangeable Senior Bonds due 2023	RIG/23	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01Regulation FD Disclosure

On January 17, 2023, Transocean Ltd. announced that Transocean Inc., its wholly-owned subsidiary, commenced an offering (the “Offering”) of U.S. $1.175 billion aggregate principal amount of senior secured notes due 2030 (the “Notes”) to eligible purchasers pursuant to Rule 144A/Regulation S. The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by Transocean Ltd. In addition, the Notes will be guaranteed on a senior secured basis by certain of Transocean Inc.’s subsidiaries that guarantee the existing (i) 7.75% Senior Secured Notes due 2024 issued by Transocean Phoenix 2 Limited (the “Thalassa Notes”), (ii) 5.875% Senior Secured Notes due 2024 issued by Transocean Guardian Limited (the “Guardian Notes”), (iii) 6.25% Senior Secured Notes due 2024 issued by Transocean Proteus Limited (the “Proteus Notes”) and (iv) 6.125% Senior Secured Notes due 2025 issued by Transocean Pontus Limited (the “Pontus Notes” and collectively, the “Existing Secured Notes”), in each case, up to a secured guarantee cap equal to the principal amount of such notes being refinanced (together with any applicable premium, fees and expenses) (the “Secured Limited Guarantee Cap”). Accordingly, Transocean Inc.’s subsidiaries that guarantee the Thalassa Notes, the Guardian Notes, the Proteus Notes and the Pontus Notes, will be subject to a Secured Limited Guarantee Cap on the Notes equal to $247 million, $320 million, $256 million and $352 million, respectively.

The Notes will also be secured by a lien on Deepwater Thalassa, Deepwater Proteus, Transocean Enabler, Transocean Encourage and Deepwater Pontus (the “Collateral Rigs”) and certain other assets related to the Collateral Rigs, up to the applicable Secured Limited Guarantee Cap.

On January 17, 2023, each of the issuers of the Existing Secured Notes exercised its right to optionally redeem all of its applicable series of the Existing Secured Notes at the applicable redemption price for such series, which redemptions are conditioned upon and subject to the consummation of the Offering. The redemptions are currently expected to be consummated on February 16, 2023, assuming the satisfaction by such date of the conditions thereto. This report does not constitute a notice of redemption under the optional redemption provisions of the indentures governing the Existing Secured Notes.

All of the net proceeds from the Offering will be used to fund the redemption of all of the outstanding Existing Secured Notes, subject to the satisfaction of the conditions precedent thereto. Transocean Inc. will transfer a portion of the net proceeds from the Offering, together with cash on hand to the extent required to complete such redemptions, to each applicable subsidiary issuer of the respective series of Existing Secured Notes, and each such issuer will apply such proceeds to consummate such redemption, subject to the satisfaction of the conditions precedent thereto.

A copy of the press release announcing the Offering is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description

99.1	Transocean Ltd. Announces Offering of Notes
101	Interactive data files pursuant to Rule 405 of Regulation S-T formatted in Inline Extensible Business Reporting Language
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: January 17, 2023	By:	/s/ Daniel Ro-Trock
Daniel Ro-Trock
Authorized Person